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                                                                Exhibit 7.1








                                  May   , 1996


Electronic Hair Styling, Inc.
One Lovell Avenue
Mill Valley, CA 94941

          Re:  Liquidation Preference of the Series A and
               Series B Preferred Stock of Electronic Hair Styling, Inc.
               ---------------------------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Electronic Hair Styling, Inc. a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-1 (File No. 333-2722) (the "Registration Statement"), providing for the Company's registration of 2,600,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock").

          You have requested our opinion whether there exists any restriction upon the surplus of the Company available for the payment of dividends on the capital stock of the Company by reason of the fact that the liquidation preference of the Series A Preferred Stock, par value $.01 per share ("Series A"), and Series B Preferred Stock, par value $ .01 per share ("Series B," and collectively with Series A, the "Preferred Stock") exceeds the par value of such stock, and whether any remedy would be available to holders of the Preferred Stock before or after payment of any such dividend which would reduce or reduces the surplus of the Company to an amount less than the amount of such excess.



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Electronic Hair Styling, Inc.                                     May   , 1996



          For the purpose of rendering our opinions as expressed herein, we have examined and have relied upon:

          (a) the Restated Certificate of Incorporation of EHS Merger Corp. (now known as Electronic Hair Styling, Inc.) as filed as an exhibit to the Registration Statement (the "Certificate"); and

          (b) the By-Laws of the Company, as filed as an exhibit to the Registration Statement (the "By-Laws").

          With respect to the foregoing documents, we have assumed the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies or forms, the genuineness of all signatures, the legal capacity of natural persons, and that the foregoing documents, in the forms furnished to us for our review, have not been and will not be altered or amended in any respect material to our opinions as expressed herein. In addition, we have assumed for purposes of our opinions as expressed herein that the Certificate and the By-Laws constitute the certificate of incorporation and the by-laws, respectively, of the Company as presently in effect. We have not reviewed any other documents of or applicable to the Company for purposes hereof, and we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. We have made no independent factual investigation of our own for purposes hereof, but rather have relied solely upon the foregoing documents, the statement and information set forth therein, and the additional facts recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

          In summary, Part Six, Section 4 of the Certificate provides that, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Series A and the Series B shall rank PARI PASSU, and the holders of shares of the Preferred Stock shall be entitled to receive, out of the assets of the Company available for distribution to stockholders, cash in an amount for each share of Preferred Stock held by them equal to the Liquidation Preference of such share (defined in Part Six, Section 2 of the Certificate as $10.00 per share, as adjusted to reflect increases or decreases in the number of outstanding Series A, for holders of Series A (the "Series A Liquidation Preference"), and as $6.55 per share, as adjusted to reflect increases or decreases in the number of outstanding Series B, for holders of Series B (the "Series B Liquidation Preference")), plus, in the case of the Series B, all accrued and unpaid dividends thereon before any payment shall be made or any assets distributed to the holders of any other class or series of capital stock of the Company.




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Electronic Hair Styling, Inc.                                     May   , 1996


          In this respect, you have requested our opinion under the General Corporation Law of the State of Delaware (the "DGCL"): (1) whether, as a matter of law, prior to a liquidation, dissolution or winding up of the Company, there will be any restriction upon the surplus of the Company available for the payment of dividends on the capital stock of the Company solely by reason of the fact that the Series A Liquidation Preference and the Series B Liquidation Preference exceed the par value of the Series A and the Series B, respectively; and (2) whether, as a matter of law, any remedy would be available to holders of the Preferred Stock, either before or after payment of any dividend, prior to a liquidation, dissolution or winding up of the Company, solely by reason of the fact that payment of such dividend would reduce or reduces the surplus of the Company to an amount less than the difference between the Series A Liquidation Preference and the Series B Liquidation Preference and the par value of the Series A and the Series B, respectively.

          Section 170 of the DGCL authorizes a Delaware corporation to pay dividends out of its surplus. Surplus is defined by Section 154 of the DGCL as the amount by which the net assets of a corporation exceed its capital. Both net assets, as defined in Section 154, and capital, as defined in and determined in accordance with Sections 154 and 244 of the DGCL, are determined without reference to the amount of any liquidation preference of any class of the corporation's stock. Accordingly, the authorization in Section 170 of the DGCL for payment of dividends out of surplus is not in any way limited or restricted solely by reason of the fact that a series or class of stock of a corporation, such as the Preferred Stock, has a liquidation preference in excess of the par value of such stock.

          We are aware of no controlling decision of any court of the State of Delaware that addresses the question presented for our consideration, but we believe that such courts would adopt the reasoning set forth herein should the question be litigated. We note in addition that our opinion as expressed herein is supported by the discussion of the Court in BAILEY V. TUBIZE RAYON CORPORATION, 56 F. Supp. 418, 423 (D. Del. 1944) (applying Delaware law).

          Based upon and subject to the foregoing, and subject to the limitations stated hereinbelow, it is our opinion that, solely as a matter of law, under the DGCL as in effect on the date hereof:

          (1) prior to a liquidation, dissolution or winding up of the Company, there will be no restriction upon the surplus of the Company available for the payment of the dividends on the capital stock of the Company solely be reason of the fact that the Series A Liquidation Preference and the Series

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Electronic Hair Styling, Inc.                                     May   , 1996



               B Liquidation Preference exceed the par value of the Series A and the Series B, respectively; and

          (2) no remedy would be available to holders of the Preferred Stock either before or after payment of any dividend, prior to a liquidation, dissolution or winding up of the Company, solely by reason of the fact that payment of such dividend would reduce or reduces the surplus of the Company to an amount less than the difference between the Series A Liquidation Preference and the Series B Liquidation Preference and the par value of the Series A and the Series B, respectively.

          The foregoing opinions are limited to the DGCL, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, including federal laws regulating securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. In addition, our opinions as expressed herein address only the questions of whether, solely as a matter of law, there exists any restriction upon the surplus available for payment of dividends, or any remedy would be available to holders of Preferred Stock before or after payment of dividends, solely by reason of the excess of the Series A Liquidation Preference and Series B Liquidation Preference over the par value of the Series A or Series B, respectively, and we render no opinion on the effect of any charter restrictions on payment of dividends on other stock prior to payment of all accumulated dividends on or the redemption of the Preferred Stock or the effect of any other charter restrictions regarding payment of dividends or remedies relating thereto.

          We hereby consent to the use and filing of this opinion letter as an exhibit to the Registration Statement, provided, however, that in giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.


                                             Very truly yours,